UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Sirrus Corp.
(Exact name of registrant as specified in its charter)

Nevada	81-4158931
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11340 Lakefield Drive, Suite 200, Johns Creek GA	30097
(Address of principal executive offices)	Zip Code

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: _________________

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.00001 per share

Title of class

Item 1. Description of Registrant’s Securities to Be Registered.

A description of the common stock, par value $0.00001 per share (the “Common Stock”), of Sirrus Corp., a Nevada corporation (the “Company”) required by this Item is included under the captions “Description of Securities” (pages 29-30) of the Prospectus included as part of the Company’s Registration Statement on Form S-1, Registration No. 333-198818, which information is incorporated herein by this reference.

On December 7, 2017, the Company filed a Certificate of Designation with the Secretary of State of Nevada thereby establishing a class of Series A Non-Convertible Preferred Stock, par value $0.0001, consisting of 100,000 shares (the “Series A Preferred Stock”). Generally, the outstanding shares of Series A Preferred Stock shall vote together with the shares of Common Stock and other voting securities of the Company as a single class and, regardless of the number of shares of Series A Preferred Stock outstanding, and as long as at least one share of Series A Preferred Stock is outstanding, such shares shall represent eighty percent (80%) of all votes entitled to be voted at any annual or special meeting of stockholders of the Company or action by written consent of stockholders. Each outstanding share of the Series A Preferred Stock shall represent its proportionate share of the 80% which is allocated to the outstanding shares of Series A Preferred Stock.

On December 7, 2017, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Linux Labs Technologies, Inc., a Georgia corporation of which the Company’s Chief Technology Officer and the Chief Executive Officer, President and Chairman of the Board of Directors have voting and dispositive control (“Linux”). Pursuant to the Exchange Agreement, the Company issued 100,000 shares of Series A Non-Convertible Preferred Stock to Linux, in exchange for 500,000,000 shares of the Common Stock of the Company. As a result, Linux has the ability to control the Board of Directors and significantly influence the outcome of issues submitted to our stockholders. As a consequence, it may be difficult for investors to remove our Board Members and/or management. The ownership by Linux could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. Notwithstanding the foregoing, Linux remains bound by his fiduciary obligations to the stockholders of the Company and to act in good faith under the Nevada Revised Statutes and Bylaws of the Company.

Also, the Series A Non-Convertible Preferred Stock has liquidation preference over the Company’s outstanding Common Stock in the event there is a liquidation, winding up or dissolution of the Company.

Item 2. Exhibits.

Exhibit No.	Description:
3.1.1(1)	Articles of Incorporation filed with the Nevada Secretary of State on May 7, 2015
3.1.2(2)	Certificate of Change filed with the Nevada Secretary of State on November 22, 2017
3.1.3(3)	Series A Non-Convertible Certificate of Designations filed with the Nevada Secretary of State on December 7, 2017
3.1.4(3)	Series A Convertible Certificate of Designations filed with the Nevada Secretary of State on December 7, 2017
3.2(1)	Bylaws
4.1(1)	Specimen of Stock Certificate

________

(1)	Filed as an exhibit to Form S-1 (333-198818) filed with the Commission on November 3, 2014 and incorporated by reference herein.

(2)	Filed as an exhibit to Form 8-K filed with the Commission on November 29, 2017 and incorporated by reference herein.

(3)	Filed as an exhibit to Form 8-K filed with the Commission on December 8, 2017 and incorporated by reference herein.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SIRRUS CORP.

Dated: July 2, 2018	/s/ Sparrow Marcioni
Sparrow Marcioni
President, Chief Executive Officer, Secretary, Treasurer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

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